STOCK PUPRCHASE AGREEMENT

This Stock Purchase Agreement, dated as of 3-19, 2001, by and between IDT Fund, Ltd. ("Purchaser") and U.S. Data Authority, Inc. ("Seller"), to be effective from the date hereof (the "Agreement").

RECITALS:

A. Seller owns certain stock and Purchaser desires to purchase said stock.

B. Seller has all rights and legal title to said stock and will sell said stock under the terms and conditions set forth below.

C. Purchaser is specifically relying on both oral and written representations of the Seller in order to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the parties agree as follows:

1. STOCK. The Purchaser agrees to purchase and the Seller agrees to sell two hundred thousand dollars worth ($200,000 of stock (the "Stock") in U.S. Data Authority, Inc. which is a public company traded under stock symbol USDA on the OTC Bulletin Board.

2. PAYMENT. The Purchaser shall pay 60% below the closing bid price of the Stock on the date of receipt of the Stock by Purchaser's attorneys, Feingold & Kam who are located at 3300 PGA Blvd. Suite 410, Gardens Plaza Office Tower, Palm Beach Gardens, FL 33410. The number of shares of Stock with which two hundred thousand dollars can purchase based on the 60% discount refinanced in this paragraph shall be known as the "Discounted Number of Shares."

3. PURCHASE PRICE WIRE. When the Stock is received as specified in paragraph number 2, then the Purchaser shall simultaneously wire or deposit by check the sum of two hundred thousand dollars into the Feingold & Kam escrow account.

4. ESCROW. Feingold & Kam shall hold the purchase price and the Stock as well as the Security Deposit Stock (defined hereafter) until the validity of all have been confirmed and thereafter, Feingold & Kam shall release the purchase price to the Seller and the Stock to the Purchaser. in the event of any disputes amongst the parties while Feingold & Kam is in possession of the escrowed monies and Stock, Feingold & Kam shall be permitted to deposit/interplead said disputed property into the Circuit Court of Palm Beach County, Florida for resolution of said dispute by a judge and Feingold & Kam shall be entitled to the recovery of its costs for such action, including reasonable attorneys fees to be taken from the purchase price monies held in escrow.

5. RESTRICTED SECURITIES/REGISTRATION/SECURITY DEPOSIT. The Stock being purchased is restricted and the Seller represents and warrants that a registration statement is presently being prepared by the Seller and the Stock shall be free trading and unrestricted within 180 days of the date of this Agreement. In order to protect the purchaser's return on this investment, the Seller shall deposit with Feingold & Kam, a separate stock certificate in the amount of 1.0 times the number of shares of the Discounted Number of Shares and this block of stock shall be known as the Security Deposit Stock. The Security Deposit stock shall be issued in a restricted certificate form in the name of Feingold & Kam to beheld in escrow by Feingold & Kam.

6. SECURITY DEPOSIT STOCK RELEASE. Feingold & Kam shall be authorized to release the Security Deposit Stock to the Purchaser if any of the following shall happen:

a. The Discounted Number of Shares purchased by the Purchaser does not become freely trading stock within 180 days of the date of this Agreement (the "Deadline"). For every 30 days past the Deadline, the Purchaser shall receive an additional five percent return in excess of the return specified in paragraph 6b.

b. The Purchaser does not receive at least a twenty five percent return on its investment in the Stock, then so many shares of the Security Deposit Stock shall be released to the Purchaser to ensure that such a return is achieved. The return on investment of the Purchaser shall be calculated based on the net proceeds received by the Purchaser after selling all of its shares of the Discounted Number of Shares.

c. There has been any misrepresentation by the Seller in inducing the Purchaser into this transaction.

d. The Seller sells any stock to any other third party prior to giving notice to Purchaser of said sale.

e. Seller files a registration statement to register securities, without first providing a copy of said registration statement and obtaining approval from Feingold & Kam, as counsel for the Purchaser, to review said registration statement on behalf of the Purchaser.

7. ATTORNEYS FEES. Feingold & Kam shall be entitled to remove its attorneys fees for this transaction from all monies and stock held in escrow. Feingold & Kam has acted as legal counsel to the Purchaser and shall be compensated for those services, as well as services of escrow. since the filing of a registration statement is critical to the Purchaser obtaining free trading securities, Feingold & Kam shall be provided copies of all matters intended to be filed with any state or federal regulatory organization and the same shall nto be filed until approval from Feingold & Kam . Feingold & Kam shall only be reviewing said matters for the purpose of assisting the Purchaser in obtaining free trading shares of stock. Feingold & Kam shall also be provided with co[pies of all communications from any regulatory, state or federal organization regarding the Seller so long as Purchaser is a shareholder in the Seller corporation. The attorneys fees and costs incurred by Feingold & Kam n providing the services referenced herein shall e borne by the Seller and paid for out of the monies and stock held in escrow by Feingold & Kam . Feingold & Kam is hereby irrevocably authorized by the Seller to use the Security Deposit Stock and convert said shares into free trading shares of stock by filing an S-8 registration statement or any other lawfully permitted registration statement in order to free up shares to permit Feingold & Kam to sell said shares to pay for attorneys fees. A copy of this Agreement presented to the transfer agent of the Seller company shall be irrevocable and final proof that Feingold & Kam shall have authority to have the restrictive legend removed from any of the shares of stock referenced in this Agreement and shall permit Feingold & Kam to file any forms, letters or documents on behalf of the Purchaser or Seller company to permit the removal of a restrictive legend so requested by Feingold & Kam and Seller shall have waived any right to object.

8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reverence to the conflicts or laws of principals thereof. in the event of any dispute regarding any matter in this Agreement, such dispute shall only be submitted to arbitration under the rules of the American Arbitration Association with venue in Palm Beach County, Florida.

9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. A fax copy of a signature shall be deemed to have the same effect as an original.

10. SEVERABILITY. In the event any one or more provisions of this Agreement shall, for any reasons, be held invalid, illegal or unenforceable, the remaining provisions of it shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties. This Agreement shall take precedence over any other agreement executed amongst the parties.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Purchaser and Seller have executed and delivered this Agreement as of the date and year below written.
Purchaser /S/ Darren Silverman IDT Fund, Ltd. Darren Silverman Print Name Manager Print Title 3/19/01 Date	Seller /S/ Dominick F. Maggio COO U.S. Data Authority, Inc. Dominick F. Maggio Print Name COO/EVP Print Title 3/19/01 Date